Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS
FISCAL 2019 SECOND-QUARTER SALES AND EARNINGS
Forms Industrial Segment
Includes Six Weeks of Grakon Acquisition

Chicago, IL-December 6, 2018 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom-engineered and application-specific products and solutions, announced financial results for the second quarter of Fiscal 2019 ended October 27, 2018.

Second Quarter Fiscal 2019
Methode's second-quarter Fiscal 2019 net sales increased $33.9 million, or 14.7 percent, to $264.0 million from $230.1 million in the same quarter of Fiscal 2018. Year over year, currency rate fluctuations increased net sales $1.6 million.

GAAP net income decreased $9.6 million to $14.6 million, or $0.39 per share, in the second quarter of Fiscal 2019 from income of $24.2 million, or $0.64 per share, in the same period of Fiscal 2018.

Adjusted net income, a non-GAAP financial measure, was $28.4 million, or $0.75 per share, in the second quarter of Fiscal 2019 compared to $27.7 million, or $0.74 per share, in the same period of Fiscal 2018. Adjusted net income for all periods excludes acquisition-related expenses, including purchase accounting adjustments for the Fiscal 2019 periods, and stock award amortization expense due to the revised Fiscal 2020 EBITDA estimate of the long-term incentive program.

Year over year, Fiscal 2019 second-quarter GAAP net income was negatively affected by:

•	increased acquisition-related costs ($3.5 million) and increased purchase accounting adjustments ($3.2 million) totaling $6.7 million;

•	higher stock award amortization expense due to the revised Fiscal 2020 EBITDA estimate of the long-term incentive program of $5.7 million;

•	higher interest expense of $1.8 million;

•	increased intangible asset amortization expense related to the Pacific Insight and Grakon acquisitions of $2.6 million; and

•	customer pricing reductions.

Year over year, Fiscal 2019 second-quarter GAAP net income benefitted from:

•	higher sales in the Automotive and Industrial segments (inclusive of Pacific Insight and Grakon);

•	decreased income tax expense of $1.9 million;

•	lower legal fees of $1.1 million; and

•	the favorable impact of the weakening Mexican peso compared to the U.S. dollar.

Consolidated gross margins as a percentage of net sales were virtually unchanged at 26.8 percent in the Fiscal 2019 second quarter from 26.9 percent in the Fiscal 2018 period. Year over year, gross margins were negatively impacted by an unfavorable sales mix in the Automotive and Interface segments, the purchase accounting adjustment related to Grakon inventory and customer pricing reductions. Gross

Methode Electronics, Inc. Reports Fiscal 2019 Second-Quarter Financial Results

margins were positively impacted by a favorable sales mix in the Industrial segment and the favorable currency impact. Adjusted gross margins as a percentage of sales, a non-GAAP financial measure, increased to 27.8 percent in the Fiscal 2019 second quarter from 27.3 percent in the same period of Fiscal 2018 and exclude purchase accounting adjustments related to inventory and severance in the applicable periods.

Selling and administrative expenses as a percentage of sales increased to 18.2 percent for the Fiscal 2019 second quarter compared to 13.6 percent in the same period last year due primarily to higher stock award amortization expense, increased acquisition-related costs, purchase accounting adjustments related to Grakon severance, as well as selling and administrative expenses attributable to the Pacific Insight and Grakon acquisitions, partially offset by lower legal fees. Adjusted selling and administrative expenses as a percentage of sales, a non-GAAP financial measure, were 12.9 percent in the Fiscal 2019 second quarter compared to 12.1 percent in the prior-year second quarter and exclude acquisition-related expenses, including purchase accounting adjustments, and stock award amortization expense due to the revised Fiscal 2020 EBITDA estimate of the long-term incentive program in the applicable periods.

Year over year, intangible asset amortization expense in the second quarter of Fiscal 2019 increased $2.6 million, or 236.4 percent, to $3.7 million, due to amortization expense related to the Pacific Insight and Grakon acquisitions.

In the Fiscal 2019 second quarter, income tax expense decreased $1.9 million to $3.0 million compared to $4.9 million in the Fiscal 2018 second quarter primarily due to lower pre-tax income in the Fiscal 2019 period. The Company’s effective tax rate increased to 17.0 percent in the Fiscal 2019 period from 16.8 percent in the previous second quarter.

Segment Comparisons (GAAP Reported)
Effective in the Fiscal 2019 second quarter, the Company reorganized its segments to be Automotive, Industrial, Interface and Medical to align to its new structure resulting from the acquisition of Grakon. Historical information has been revised to reflect the new segments. A summary of the significant segment changes is as follows:

•	Grakon's automotive business has been included in the Automotive segment, while Grakon's non-automotive business has been included in the Industrial segment.

•	The busbar business, previously included in the Power Products segment, is now part of the Industrial segment, and the Power Products segment has been eliminated.

•	The radio-remote control business, previously included in the Interface segment, is now part of the Industrial segment.

•	The medical devices business, previously included in the Other segment, now makes up the Medical segment. The Other segment has been eliminated.

Comparing the Automotive segment's Fiscal 2019 second quarter to the same period of Fiscal 2018,

•	Net sales improved 8.0 percent, or $14.9 million, attributable to:

•
a 23.1 percent sales increase in North America as the result of higher sales from Pacific Insight of $17.5 million, sales from Grakon of $6.1 million and higher center console and user interface product volume, partially offset by pricing reductions and a combination of decreased volume and pricing reductions of transmission lead-frame assembly products; partially offset by

•
a 12.5 percent sales decrease in Europe mainly due to the exclusion of pre-production tooling sales as a result of newly adopted accounting guidelines regarding revenue recognition under FASB ASC 606, partially offset by higher sensor product volumes; and

Methode Electronics, Inc. Reports Fiscal 2019 Second-Quarter Financial Results

•
a 7.4 percent sales decline in Asia attributable to a combination of lower volume and pricing reductions of transmission lead-frame assembly product, as well as decreased steering angle sensor product volume, as the product approaches end of production.

•	Gross margins as a percentage of sales decreased to 27.2 percent from 28.3 percent due to an unfavorable sales mix and pricing reductions, partially offset by a favorable currency impact.

•
Income from operations decreased $6.1 million, or 14.2 percent, resulting from higher stock award amortization expense, pricing reductions and increased intangible asset amortization expense, partially offset by higher sales and a favorable currency impact.

Comparing the Industrial segment's Fiscal 2019 second quarter to the same period of Fiscal 2018,

•	Net sales increased 91.9 percent, or $22.7 million, attributable to:

•	a 204.4 percent sales improvement in North America as the result of sales from Grakon of $18.1 million and higher busbar product volume;

•	a 54.2 percent sales increase in Asia due to improved busbar product volume; and

•	an 11.2 percent sales improvement in Europe attributable to increased radio remote control product volume, partially offset by lower bypass switch product volume.

•	Gross margins as a percentage of sales increased to 30.0 percent from 25.9 percent due to a favorable sales mix partially offset by purchase accounting adjustments.

•	Income from operations improved to $5.1 million compared to $2.7 million resulting from increased sales and lower legal fees.

Comparing the Interface segment's Fiscal 2019 second quarter to the same period of Fiscal 2018,

•	Net sales decreased 21.4 percent, or $4.0 million, attributable to:

•	a 21.7 percent sales decline in North America as the result of lower appliance and data solution product volumes; while

•	sales in Asia were unchanged.

•
Gross margins as a percentage of sales decreased to 10.2 percent from 20.3 percent, primarily due to significantly lower sales, an unfavorable sales mix and costs associated with a directed supplier issue on an appliance program.

•	Income from operations declined $2.7 million, or 128.6 percent, resulting from lower sales, partially offset by a favorable currency impact.

Comparing the Medical segment's Fiscal 2019 second quarter to the same period of Fiscal 2018,

•	Net sales increased $0.3 million.

First Half Fiscal 2019
Methode's first-half Fiscal 2019 net sales increased $56.1 million, or 13.0%, to $487.4 million from $431.3 million in the same period of Fiscal 2018. Year over year, currency rate fluctuations increased net sales by $1.1 million.

GAAP net income decreased $6.4 million to $38.3 million, or $1.02 per share, in the first-half of Fiscal 2019 from $44.7 million, or $1.19 per share, in the same period of Fiscal 2018.

Adjusted net income, a non-GAAP financial measure, increased to $51.1 million, or $1.36 per share, in the first half of Fiscal 2019 compared to $50.4 million, or $1.34 per share, in the same period of Fiscal 2018. Adjusted net income for all periods excludes acquisition-related expenses, including purchase accounting adjustments for the Fiscal 2019 periods, and stock award amortization expense due to the revised Fiscal 2020 EBITDA estimate of the long-term incentive program.

Methode Electronics, Inc. Reports Fiscal 2019 Second-Quarter Financial Results

Year over year, first-half Fiscal 2019 GAAP net income was negatively affected by:

•	increased acquisition-related costs ($1.5 million) and increased purchase accounting adjustments ($3.2 million) totaling $4.7 million;

•	increased intangible asset amortization expense related to the Pacific Insight, Procoplast and Grakon acquisitions of $3.9 million;

•	higher stock award amortization expense due to the revised Fiscal 2020 EBITDA estimate of the long-term incentive program of $3.7 million;

•	higher interest expense of $1.8 million;

•	higher compensation expense of $1.5 million; and

•	customer pricing reductions.

Year over year, first-half Fiscal 2019 GAAP net income benefitted from:

•	higher sales in the Automotive and Industrial segments (inclusive of Pacific Insight, Procoplast and Grakon);

•	lower legal fees of $2.8 million;

•	lower income tax expense of $1.7 million; and

•	a favorable currency impact.

Consolidated gross margins as a percentage of sales decreased to 26.9 percent in the first-half of Fiscal 2019 from 27.3 percent in the first-half of Fiscal 2018. Gross margins declined primarily as a result of an unfavorable sales mix in the Automotive and Interface segments, the purchase accounting adjustment related to Grakon inventory and customer pricing reductions, partially offset by a favorable sales mix in the Industrial segment and a favorable currency impact. Adjusted gross margins as a percentage of sales, a non-GAAP financial measure, were stable at 27.4 percent in the Fiscal 2019 first half compared to 27.5 percent in the Fiscal 2018 period.

Selling and administrative expenses as a percentage of sales increased to 15.9 percent for the first-half of Fiscal 2019 compared to 14.1 percent in the first-half of Fiscal 2018 due primarily to higher stock award amortization expense due to the revised Fiscal 2020 EBITDA estimate related to the long-term incentive program, increased acquisition-related costs, purchase accounting adjustments related to Grakon severance, as well as selling and administrative expenses attributable to the Pacific Insight, Procoplast and Grakon acquisitions and higher compensation and related costs, partially offset by lower legal fees. Adjusted selling and administrative expenses as a percentage of sales, a non-GAAP financial measure, were 13.3 percent in the Fiscal 2019 first half compared to 12.7 percent in the prior-year first half.

Year over year, intangible asset amortization expense in the first-half of Fiscal 2019 increased $3.9 million, or 229.4 percent, to $5.6 million, due to the Pacific Insight, Procoplast and Grakon acquisitions.

In the first-half of Fiscal 2019, income tax expense decreased $1.7 million to $7.5 million compared to $9.2 million in the first-half of Fiscal 2018 primarily due to lower pretax income and higher investment tax credits. The Company’s effective tax rate decreased to 16.4 percent in the first-half of Fiscal 2019 from 17.1 percent in the first-half of Fiscal 2018.

Segment Comparisons (GAAP Reported)
Comparing the Automotive segment's Fiscal 2019 first half to the same period of Fiscal 2018,

•	Net sales increased 9.8 percent, or $33.7 million, attributable to:

•	a 17.9 percent sales improvement in North America due to higher sales from Pacific Insight of $38.8 million, sales from Grakon of $6.1 million and higher user-interface product volume,

Methode Electronics, Inc. Reports Fiscal 2019 Second-Quarter Financial Results

partially offset by center console pricing reductions and decreased transmission lead-frame assembly volume and pricing reductions; and

•	a 3.6 percent sales increase in Europe due to higher sales from Procoplast of $7.9 million, partially offset by the exclusion of pre-production tooling sales; partially offset by

•
a 10.5 percent sales decrease in Asia due to a combination of lower volume and pricing reductions of transmission lead-frame assembly product, as well as lower steering angle sensor product volume, as the product approaches end of production.

•	Gross margins as a percentage of sales declined to 27.0 percent from 28.8 percent due to unfavorable sales mix and pricing reductions, partially offset by a favorable currency impact.

•
Income from operations decreased $9.0 million, or 11.4 percent, resulting from pricing reductions, higher intangible asset amortization and stock award amortization expenses, partially offset by higher sales and a favorable currency impact.

Comparing the Industrial segment's Fiscal 2019 first half to the same period of Fiscal 2018,

•	Net sales increased 57.6 percent, or $29.1 million, attributable to:

•	an 111.2 percent sales improvement in North America as the result of sales from Grakon of $18.1 million and higher radio remote control and busbar products volume;

•	a 53.0 percent sales increase in Asia due to higher busbar product volume; and

•	a 10.4 percent sales improvement in Europe attributable to higher radio remote control product volume, partially offset by lower bypass switch product volume.

•	Gross margins as a percentage of sales improved to 30.9 percent from 25.9 percent due to a favorable sales mix partially offset by purchase accounting adjustments.

•	Income from operations increased to $12.2 million from $5.1 million due to improved sales and lower legal expenses.

Comparing the Interface segment's Fiscal 2019 first half to the same period of Fiscal 2018,

•	Net sales decreased 19.2 percent, or $7.2 million, attributable to:

•	a 27.3 percent sales decline in Asia due to lower legacy product volume; and

•	a 19.2 percent sales decrease in North America as the result of lower appliance and data solution product volumes.

•
Gross margins as a percentage of sales declined to 14.5 percent from 20.5 percent due to lower sales volumes, an unfavorable sales mix and costs associated with a directed supplier issue on an appliance program, partially offset by a favorable currency impact.

•	Income from operations decreased $3.2 million, or 94.1 percent, as the result of lower sales and an unfavorable sales mix partially offset by a favorable currency impact.

Comparing the Medical segment's Fiscal 2019 first half to the same period of Fiscal 2018,

•	Net sales increased $0.5 million due primarily to an expanded customer base.

Fiscal 2019 Guidance
Methode updated Fiscal 2019 guidance to include the acquisition of Grakon to sales in the range of $1 billion to $1.04 billion, pre-tax income in the range of $91.5 million to $105.5 million and earnings per share in the range of $2.02 to $2.33 from sales in the range of $950 million to $970 million, pre-tax income in the range of $127 million to $134 million and earnings per share in the range of $2.81 to $2.96.

Fiscal 2019 guidance considers:

•	Lower consolidated revenues of approximately $61 million (approximately $51 million in Automotive) from guidance issued in Fiscal 2019 first quarter;

Methode Electronics, Inc. Reports Fiscal 2019 Second-Quarter Financial Results

•	Pre-tax expense for initiatives to reduce overall costs and improve operational profitability in Fiscal 2019 of $7.3 million;

•	Stock award amortization expense due to change in Fiscal 2020 EBITDA estimate from Threshold to Target of $5.7 million;

•	Acquisition-related costs of $7.9 million;

•	Purchase accounting adjustments for inventory and severance related to the acquisition of Grakon of $7.0 million;

•	The potential impact of proposed tariffs on imported Chinese goods at 10 percent of $5.5 million; and

•	International government grant of $5.9 million.

The guidance ranges for Fiscal 2019 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	the potential impact of the current and proposed Chinese tariffs and the costs associated with mitigating those tariffs;

•	the successful integration of acquisitions;

•	the price of commodities, particularly copper and resins;

•	sales mix within the markets served;

•	currency exchange effect of the operations of foreign businesses;

•	supplier issues or manufacturing quality events;

•	any unusual or one-time items; and

•	an effective tax rate in the 16 to 18 percent range and no significant changes in tax credit movement, valuation allowances or enacted tax laws.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “In the last 18 months, Methode completed three acquisitions with combined annual revenue of approximately $350 million, fostering a meaningful Industrial segment and diversifying our revenues into new end markets. Today, the complementary products, technology and manufacturing capabilities across all Methode's segments will bring additional innovation and unique custom solutions, which should drive higher margins for our shareholders.

"Our strong cash flow generation has allowed us to invest in technologies, businesses and end markets, such as Dabir, magneto-elastic torque sensing, LED lighting, EV power distribution and now Grakon, which provide Methode the ability to continue to grow and increase long-term value despite the anticipated headwinds occurring in the Automotive market."

Non-GAAP Financial Measures
To supplement the Company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Gross Margins As a Percentage of Sales and Selling and Administrative Expenses as a Percentage of Sales as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses that may not be indicative of recurring core business

Methode Electronics, Inc. Reports Fiscal 2019 Second-Quarter Financial Results

operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance and (iii) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ron Tsoumas, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call will be available shortly after the call through January 6, 2019, by dialing (877) 481-4010 and providing Conference ID number 37159. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Netherlands, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Medical and Interface. Our components are in the primary end markets of the automobile, commercial vehicle, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, commercial vehicle, computer and communications industries; (3) international trade disputes resulting in tariffs: (4) investment in programs prior to the recognition of revenue; (5) timing, quality and cost of new program launches; (6) changes in U.S. trade policy; (7) ability to withstand price pressure, including pricing reductions; (8) ability to successfully market and sell Dabir Surfaces; (9) currency fluctuations; (10) customary risks related to conducting global operations; (11) recognition of goodwill impairment charges; (12) dependence on the

Methode Electronics, Inc. Reports Fiscal 2019 Second-Quarter Financial Results

availability and price of raw materials; (13) fluctuations in our gross margins; (14) ability to withstand business interruptions; (15) successfully benefit from acquisitions and divestitures; (16) dependence on our supply chain; (17) income tax rate fluctuations; (18) ability to keep pace with rapid technological changes; (19) breach of our information technology systems; (20) ability to avoid design or manufacturing defects; (21) ability to compete effectively; (22) ability to protect our intellectual property; (23) success of Pacific Insight and Procoplast and/or our ability to implement and profit from new applications of the acquired technology; (24) significant adjustments to expense based on the probability of meeting certain performance levels in our long-term incentive plan; and (25) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc.
Kristine Walczak
Vice President - Corporate Communications
708-457-4030
kwalczak@methode.com

Steve Carr
Dresner Corporate Services
312-780-7211
scarr@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Six Months Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Net Sales	$264.0	$230.1	$487.4	$431.3

Cost of Products Sold	193.2	168.1	356.5	313.7

Gross Profit	70.8	62.0	130.9	117.6

Selling and Administrative Expenses	48.0	31.2	77.5	60.8
Amortization of Intangibles	3.7	1.1	5.6	1.7

Income from Operations	19.1	29.7	47.8	55.1

Interest Expense (Income), Net	1.6	0.2	1.8	—
Other Income, Net	(0.1)	0.4	0.2	1.2

Income before Income Taxes	17.6	29.1	45.8	53.9

Income Tax Expense (Benefit)	3.0	4.9	7.5	9.2

Net Income	$14.6	$24.2	$38.3	$44.7

Basic and Diluted Income per Share:
Basic	$0.39	$0.65	$1.02	$1.20
Diluted	$0.39	$0.64	$1.02	$1.19

Cash Dividends:
Common Stock	$0.11	$0.09	$0.22	$0.18

Weighted Average Number of Common Shares Outstanding:
Basic	37,405,550	37,283,500	37,377,997	37,266,095
Diluted	37,673,722	37,668,100	37,648,048	37,629,640

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	October 27, 2018	April 28, 2018
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$110.9	$246.1
Accounts Receivable, Net	229.8	202.6
Inventories:
Finished Products	27.3	15.4
Work in Process	9.4	14.6
Materials	81.6	54.1
Total Inventories	118.3	84.1
Prepaid and Refundable Income Taxes	10.4	2.4
Prepaid Expenses and Other Current Assets	21.7	14.8
Total Current Assets	491.1	550.0
Property Plan and Equipment:
Land	3.6	0.8
Buildings and Building Improvements	73.8	69.2
Machinery and Equipment	382.9	364.7
Property, Plant and Equipment, Gross	460.3	434.7
Less: Allowances for Depreciation	272.4	272.5
Property, Plant and Equipment, Net	187.9	162.2
Other Assets:
Goodwill	233.9	59.2
Other Intangible Assets, Net	275.1	61.0
Cash Surrender Value of Life Insurance	8.5	8.2
Deferred Income Taxes	32.7	42.3
Pre-production Costs	28.7	20.5
Other	12.6	12.5
Total Other Assets	591.5	203.7
Total Assets	$1,270.5	$915.9
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts Payable	$105.6	$89.5
Salaries, Wages and Payroll Taxes	21.3	22.8
Other Accrued Expenses	33.2	21.6
Short-term Debt	15.3	4.4
Income Tax Payable	16.8	18.7
Total Current Liabilities	192.2	157.0
Long-term Debt	342.3	53.4
Long-term Income Taxes Payable	38.9	42.6
Other Liabilities	4.2	4.6
Deferred Income Taxes	39.8	18.3
Deferred Compensation	9.8	10.0
Total Liabilities	627.2	285.9
Shareholders' Equity:
Common Stock, $0.50 par value, 100,000,000 shares authorized, 38,198,353 shares and 38,133,925 shares issued as of April 28, 2018 and April 29, 2017, respectively	19.2	19.1
Additional Paid-in Capital	147.3	136.5
Accumulated Other Comprehensive Income (Loss)	(11.7)	13.9
Treasury Stock, 1,346,624 shares as of April 28, 2018 and April 29, 2017	(11.5)	(11.5)
Retained Earnings	500.0	472.0
Total Shareholders' Equity	643.3	630.0
Total Liabilities and Shareholders' Equity	$1,270.5	$915.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	October 27, 2018	October 28, 2017
Operating Activities:
Net Income	$38.3	$44.7
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Gain on Sale of Licensing Agreement	—	—
Provision for Depreciation	12.8	11.2
Amortization of Intangible Assets	5.6	1.7
Stock-based Compensation	10.9	7.2
Provision for Bad Debt	0.1	0.1
Change in Deferred Income Taxes	(0.4)	—
Changes in Operating Assets and Liabilities:
Accounts Receivable	(8.2)	(15.6)
Inventories	(5.2)	(2.5)
Prepaid Expenses and Other Assets	(13.0)	(3.5)
Accounts Payable and Other Expenses	(4.0)	1.9
Net Cash Provided by Operating Activities	36.2	45.2
Investing Activities:
Purchases of Property, Plant and Equipment	(28.6)	(16.4)
Acquisition of Business, Net of Cash Received	(421.6)	(129.9)
Purchases of Technology Licenses, Net	—	—
Sale of Business/Investment/Property	0.7	0.3
Net Cash Used in Investing Activities	(449.5)	(146.0)
Financing Activities:
Taxes Paid Related to Net Share Settlement of Equity Awards	(1.7)	(0.3)
Purchase of Common Stock	—	—
Proceeds from Exercise of Stock Options	—	—
Tax Benefit from Stock Option Exercises	—	—
Cash Dividends	(8.6)	(6.8)
Proceeds from Borrowings	348.0	61.1
Repayment of Borrowings	(46.6)	(2.8)
Net Cash Used in Financing Activities	291.1	51.2
Effect of Foreign Currency Exchange Rate Changes on Cash	(13.0)	14.2
Increase (Decrease) in Cash and Cash Equivalents	(135.2)	(35.4)
Cash and Cash Equivalents at Beginning of Year	246.1	294.0
Cash and Cash Equivalents at End of Period	$110.9	$258.6

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
(Unaudited)
($ in millions, except per share data)

Income From Operations Non-GAAP Reconciliation

	Three Months Ended		Six Months Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Income From Operations	$19.1	$29.7	$47.8	$55.1

Long-term Incentive Plan Accrual Adjustment	5.7	—	3.7	—

Acquisition-related Costs - Other	6.9	3.4	7.5	6.0

Acquisition-related Costs - Inventory	2.6	0.8	2.6	0.8

Acquisition-related Costs - Severance	1.4	—	1.4	—

Adjusted Income From Operations	$35.7	$33.9	$63.0	$61.9

Net Income Non-GAAP Reconciliation

	Three Months Ended		Six Months Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Net Income	$14.6	$24.2	$38.3	$44.7

Long-term Incentive Plan Accrual Adjustment, Net of Tax	4.7	—	3.1	—

Acquisition-related Costs - Other, Net of Tax	5.7	2.8	6.3	5.0

Acquisition-related Costs - Inventory, Net of Tax	2.2	0.7	2.2	0.7

Acquisition-related Costs - Severance, Net of Tax	1.2	—	1.2	—

Adjusted Net Income	$28.4	$27.7	$51.1	$50.4

Diluted Income per Share Non-GAAP Reconciliation

	Three Months Ended		Six Months Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Diluted Income per Share	$0.39	$0.64	$1.02	$1.19

Effects on Diluted Income per Share:
Long-term Incentive Plan Accrual Adjustment, Net of Tax	0.12	—	0.08	—

Acquisition-related Costs - Other, Net of Tax	0.15	0.08	0.17	0.13

Acquisition-related Costs - Inventory, Net of Tax	0.06	0.02	0.06	0.02

Acquisition-related Costs - Severance, Net of Tax	0.03	—	0.03	—

Adjusted Diluted Income per Share	$0.75	$0.74	$1.36	$1.34

Gross Profit Non-GAAP Reconciliation

	Three Months Ended		Six Months Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Gross Profit	$70.8	$62.0	$130.9	$117.6
Gross Profit Margin	26.8%	26.9%	26.9%	27.3%

Acquisition-related Costs - Inventory	2.6	0.8	2.6	0.8

Adjusted Gross Profit	$73.4	$62.8	$133.5	$118.4
Adjusted Gross Profit Margin	27.8%	27.3%	27.4%	27.5%

Selling and Administrative Expenses Non-GAAP Reconciliation

	Three Months Ended		Six Months Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Selling and Administrative Expenses	$48.0	$31.2	$77.5	$60.8
Selling and Administrative Expenses as a Percentage of Sales	18.2%	13.6%	15.9%	14.1%

Long-term Incentive Plan Accrual Adjustment	5.7	—	3.7	—

Acquisition-related Costs - Other	6.9	3.4	7.5	6.0

Acquisition-related Costs - Severance	1.4	—	1.4	—

Adjusted Selling and Administrative Expenses	$34.0	$27.8	$64.9	$54.8
Adjusted as a Percentage of Sales	12.9%	12.1%	13.3%	12.7%